FOR IMMEDIATE RELEASE News Announcement

Patriot Capital Funding Declares
Fourth Quarter Dividend of $0.31 Per Share

WESTPORT, CT – November 10, 2006 — Patriot Capital Funding, Inc. (NasdaqGS: PCAP), a specialty finance company providing flexible financing solutions to small- and mid-sized companies primarily in transactions initiated by private equity sponsors, today announced that its board of directors has declared a cash dividend of $0.31 per share for the fourth quarter of 2006.

Record date: December 15, 2006
Payment date: January 17, 2007

Dividends are paid from taxable income. Our board of directors determines quarterly dividends based on estimates of taxable income, which differ from book income due to changes in unrealized appreciation and depreciation of investments and due to temporary and permanent differences in income and expense recognition.

We have adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of our dividends on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if we declare a cash dividend, our stockholders who have not “opted out” of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. If your shares of our common stock are held through a brokerage firm or other financial intermediary and you wish to participate in the DRIP, please contact your broker or other financial intermediary.

As a reminder, Patriot Capital Funding will report operating results for the 2006 third quarter on Monday, November 13, 2006. Management will host a conference call and webcast to discuss the results that morning at 10:00 a.m. (ET). The details for the conference call and webcast are provided below.

Conference Call:Monday, November 13, 2006 at 10:00 a.m. (ET)
Dial-in Number:	877/690-6763
Call Replay Until:	November 15, 2006 at 12:00 p.m. (ET)
Replay Number:	800/633-8284
Replay Access Code:	21309509
Webcast:	www.patcapfunding.com
Web Replay:	30 days

About Patriot Capital Funding, Inc.
Patriot Capital Funding, Inc. (www.patcapfunding.com) is a specialty finance company providing customized financing solutions to private equity sponsors focused on making investments in small- and mid-sized companies. Patriot Capital Funding typically invests in companies with annual revenues generally ranging from $10 million to $100 million that operate in diverse industry sectors. Investments usually take the form of senior secured loans, junior secured loans, and/or subordinated debt investments – which may contain equity or equity-related instruments. Patriot Capital Funding also offers “one-stop” financing, which typically includes a revolving credit line, one or more senior term loans and a subordinated debt investment. Patriot Capital Funding also makes equity co-investments of up to $2.0 million.

Forward-Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the future performance of Patriot Capital Funding. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Patriot Capital Funding’s Form 10-K for the year ended December 31, 2005, and other filings with the Securities and Exchange Commission. Patriot Capital Funding undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:
Richard Buckanavage President and Chief Executive Officer 203/429-2700	Robert Rinderman or Steven Hecht Jaffoni & Collins Incorporated 212/835-8500 or PCAP@jcir.com

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